                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Murphy Oil Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            Murphy Oil Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                    [LOGO OF MURPHY OIL CORP. APPEARS HERE]

                           NOTICE OF ANNUAL MEETING

To the Stockholders of
 Murphy Oil Corporation:

  The Annual Meeting of Stockholders of Murphy Oil Corporation will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Wednesday, May 12, 1999, at 10:00 a.m., Central Daylight Time, for the following purposes:

    To elect directors to serve for the ensuing year.

    To approve or disapprove the action of the Board of Directors in appointing KPMG LLP as the Company's independent auditors for 1999.

    To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 15, 1999, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the offices of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

  Please sign, date and return the enclosed proxy card promptly.

                                          Walter K. Compton
                                              Secretary

El Dorado, Arkansas
March 30, 1999

                                PROXY STATEMENT

SOLICITATION                                                     March 30, 1999

  The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy Oil Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on May 12, 1999. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about March 30, 1999.

  The address of the Company's Executive Offices is 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required for approval of matters presented at the meeting. Your executed proxy will be voted at the meeting, unless you (i) revoke it at any time before the vote by filing a revocation with the Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at the meeting and vote in person. Proxies returned to the Company, votes cast other than in person, and written revocations will be disqualified if received after commencement of the meeting.

  Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

  The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

  Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director; and FOR the approval of the appointment of KPMG LLP as the Company's independent auditors.

VOTING SECURITIES

  On March 15, 1999, the record date for the meeting, the Company had outstanding 44,952,331 shares of Common Stock, all of one class and each share having one vote in respect of all matters to be voted on at the meeting. This amount does not include 3,816,548 shares of treasury stock. Information as to the amount of Common Stock owned by directors and officers and certain others appears in the table under the heading "Certain Stock Ownership."

ELECTION OF DIRECTORS

  The Bylaws of the Company provide for eleven directors to be elected on May 12, 1999. The Bylaws also provide that the directors elected at each Annual Meeting of Stockholders shall serve until their successors are elected and qualified.

  To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election as directors of the eleven nominees whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. However, management of the Company does not expect this to occur. All of management's nominees were elected at the last Annual Meeting of Stockholders. The names of the nominees and certain information as to them are as follows:

                        Principal occupation or
                          employment (for more                 Other public
                        than the past five years  Director       company
Name and age            unless otherwise stated)   since      directorships
------------           -------------------------- -------- --------------------
B.R.R. Butler*#        Managing Director,           1991   KS Biomedix Holdings
 London, England        Retired, of The British            p.l.c.
 Age: 69                Petroleum Company p.l.c.            Guildford, England

George S. Dembroski+*  Vice Chairman, Retired, of   1995   Cameco, Inc.
 Toronto, Ontario,      RBC Dominion Securities             Saskatoon,
 Canada                 Limited, Vice Chairman,            Saskatchewan,
 Age: 64                RBC Dominion Securities             Canada
                        Limited from June, 1981            Electrohome Ltd.
                        to December 31, 1997.               Kitchener, Ontario,
                                                           Canada

Claiborne P.           President and Chief          1993   First United
 Deming(S)              Executive Officer of the           Bancshares, Inc.
 El Dorado, Arkansas    Company since October 1,            El Dorado, Arkansas
 Age: 44                1994, Executive Vice
                        President and Chief
                        Operating Officer of the
                        Company from March 1,
                        1992 to October 1, 1994.

H. Rodes Hart(S)*#     Chairman and Chief           1975   None
 Nashville, Tennessee   Executive Officer,
 Age: 67                Franklin Industries Inc.,
                        engaged in the
                        manufacture of brick and
                        industrial minerals.

Vester T. Hughes,      Partner, Hughes & Luce,      1973   None
 Jr.+#                  Attorneys.
 Dallas, Texas
 Age: 70

C. H. Murphy, Jr.(S)*  Chairman of the Board of     1950   None
 El Dorado, Arkansas    the Company from June 1,
 Age: 79                1972 to October 1, 1994.

Michael W.             President, Marmik Oil Com-   1977   Regions Financial
 Murphy(S)+*            pany, engaged in explora-          Corp.
 El Dorado, Arkansas    tion for and production             Birmingham, Alabama
 Age: 51                of oil and gas. Presi-
                        dent, Murphy Motor Co.,
                        engaged in automobile
                        dealerships.

R. Madison Murphy(S)   Chairman of the Board of     1993   Deltic Timber
 El Dorado, Arkansas    the Company since October          Corporation
 Age: 41                1, 1994, Executive Vice             El Dorado, Arkansas
                        President and Chief Fi-            First United
                        nancial and Administra-            Bancshares, Inc.
                        tive Officer of the Com-            El Dorado, Arkansas
                        pany from March 1, 1992
                        to October 1, 1994, Chief
                        Administrative position
                        added February 3, 1993.

William C. Nolan,      Partner, Nolan and           1977   None
 Jr.(S)+*               Alderson, Attorneys.
 El Dorado, Arkansas
 Age: 59

Caroline G. Theus*#    President, Inglewood Land    1985   None
 Alexandria,            and Development Company,
 Louisiana              a farming and land
 Age: 55                holding corporation.

Lorne C. Webster+*     Chairman of Prenor Group     1989   Consumers Packaging
 Montreal, Quebec,      Ltd., a financial                  Limited
 Canada                 services corporation.               Toronto, Ontario,
 Age: 70                                                   Canada
                                                           H. B. Fuller Company
                                                            St. Paul, Minnesota

--------
(S) Executive Committee
+   Audit Committee
*   Executive Compensation and Nominating Committee
#   Public Policy and Environmental Committee

  Claiborne P. Deming, C. H. Murphy, Jr., Michael W. Murphy, R. Madison Murphy, William C. Nolan, Jr. and Caroline G. Theus are all related by blood. Michael W. Murphy and R. Madison Murphy are sons of C. H. Murphy, Jr., Claiborne P. Deming and William C. Nolan, Jr. are nephews of C. H. Murphy, Jr., and Caroline G. Theus is a niece of C. H. Murphy, Jr. These six nominees, their spouses, and members of their immediate families directly or indirectly own in the aggregate approximately 25% of the outstanding Common Stock of the Company and may be considered the controlling persons of the Company. See also "Certain Stock Ownerships."

Committees

  The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Executive Compensation and Nominating Committee, and the Public Policy and Environmental Committee. The Executive Committee is empowered to exercise certain functions of the Board of Directors when the Board is not in session. The Audit Committee's functions include supervision and review of the results and scope of the work of the Company's independent auditors and the Company's internal Audit Division. The Committee meets with representatives of the independent auditors and with members of the internal Audit Division for these purposes. The Executive Compensation and Nominating Committee administers the Company's Stock Incentive Plan and reviews generally the compensation of all executive and key personnel of the Company and subsidiaries. This committee specifically determines the compensation of the Chairman of the Board, the President, and certain other officers.

  Other duties and authority of the Executive Compensation and Nominating Committee, as fixed by the Board of Directors, are as follows:

    "The Executive Compensation and Nominating Committee shall have the power to: propose and consider suggestions as to candidates for membership on the Board; review and propose to the Board criteria for Board membership and responsibilities; periodically recommend to the Board candidates for vacancies on the Board due to resignations or retirements or due to such standards for composition of Board membership as may from time to time legally prevail; review and recommend to the Board such modifications to the prevailing Board of Directors retirement policy as may be deemed appropriate in light of contemporary standards; and propose to the Board on or before the February meeting of each year a slate of directors for submission to the stockholders at the annual meeting."

Stockholders desiring to recommend candidates for membership on the Board of Directors for consideration by the Executive Compensation and Nominating Committee should address their recommendations to: Executive Compensation and Nominating Committee of the Board of Directors, c/o Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

  The Public Policy and Environmental Committee provides review and oversight of the Company's environmental, health and safety compliance policies, programs and practices.

Meetings and Attendance

  During 1998 there were six meetings of the Board of Directors, thirteen meetings of the Executive Committee, two meetings of the Audit Committee, two meetings of the Executive Compensation and Nominating Committee, and one meeting of the Public Policy and Environmental Committee. All nominees except
C. H. Murphy, Jr. and H. Rodes Hart attended a minimum of 75% of the total number of meetings of the Board of Directors and Committees on which they served.

Compensation of Directors

  The Company has a standard arrangement for compensation of directors who are not also employees of the Company. Under this arrangement, for fiscal year 1998, nonemployee directors were compensated at the rate of $30,000 per annum plus $1,000 for each meeting attended of the Board, the Audit Committee, the

Executive Compensation and Nominating Committee, or the Public Policy and Environmental Committee. The Chairman of the Board is paid the above plus an additional $50,000 per annum. No compensation is paid for attendance at meetings of the Executive Committee. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and Committee meetings.

  The Company adopted a retirement plan for nonemployee directors (the "Director Retirement Plan") effective May 1, 1994. The Director Retirement Plan provides a retirement benefit to any nonemployee director with at least five (5) years of service if retirement occurs at or after the age of 72, or with at least ten (10) years of service if retirement occurs prior to the age of 72. The Director Retirement Plan will pay an annual benefit equal to the annual retainer in effect at the time of the director's retirement. Benefits will be paid for a period equal to years of service. Payment of retirement benefits will be in the form of quarterly payments which will commence on the first day of the calendar quarter following the later of the director's attainment of age 65 or actual retirement from the Board. If a director dies prior to retirement from the Board, no benefits will be paid under this plan. In the event a director dies after retirement from the Board, benefits will be paid to the surviving spouse, but in no event will the total of such benefits exceed ten (10) years. If there is no surviving spouse, no benefits will be paid to any other party, beneficiary or estate.

CERTAIN STOCK OWNERSHIPS

  The following table and related text sets forth information, by the categories listed, concerning the number of shares of Common Stock of the Company at February 1, 1999 owned by each director or nominee, Named Executives (as hereinafter defined), directors, nominees and officers as a group, and each person known to the Company to own as much as 5% of the Company's Common Stock:

                                             Type of Ownership
                         -----------------------------------------------------------
                                                                         Voting and
                                                                         investment
                         Personal,                                       power only, Subject to
                         with full                 Personal,    Spouse     and not     options                Percent of
                         voting and   Personal, as in Company and other  included in exercisable              outstanding
                         investing    beneficiary    401(k)   household     other      within                 (if greater
          Name             power      of trust(s)     Plan    members(1) columns(2)    60 days     Total       than .09)
          ----           ----------   ------------ ---------- ---------- ----------- ----------- ---------    -----------
B.R.R. Butler...........    2,000             --         --         --           --         --       2,000         --
George S. Dembroski.....       --             --         --         --           --         --          --         --
Claiborne P. Deming.....  111,300(3)     382,384     15,781     97,522      831,918     85,639   1,524,544(4)     3.4(4)
H. Rodes Hart...........       --             --         --         --      246,670         --     246,670         --
Vester T. Hughes, Jr....    3,474             --         --         --           --         --       3,474         --
C. H. Murphy, Jr. ......       --             --         --         --    3,654,709         --   3,654,709(4)     8.1(4)
Michael W. Murphy.......   93,695        307,455         --     32,049       28,727         --     461,926(4)     1.0(4)
R. Madison Murphy.......   97,079        520,768      2,364     82,736    2,312,469         --   3,015,416(4)     6.7(4)
William C. Nolan, Jr....  162,403        127,858         --        500      363,050         --     653,811        1.5
Caroline G. Theus.......  105,430        161,342         --     14,674      678,530         --     959,976        2.1
Lorne C. Webster........      100             --         --         --        5,620         --       5,720         --
Herbert A. Fox, Jr......   14,442(3)          --      8,325        110           --     31,640      54,517         --
Enoch L. Dawkins........   10,827(3)         408      2,364         --           --     35,800      49,399         --
Steven A. Cosse.........   10,326(3)          --      2,066         --           --     31,640      44,032         --
Ronald W. Herman........   11,672(3)          --        758         --           --     22,580      35,010         --
All directors, five
 named executives and
 three other officers as
 a group................  638,967(5)   1,500,215     38,389    227,591    6,347,722    228,959   8,981,843       20.0

--------
(1) Includes shares directly owned and shares owned as beneficiary of trusts.
(2) Includes shares held as trustee for others and shares owned by a corporation or other organization of which the named person is an officer.
(3) Included are shares of "restricted stock" awarded in 1996 and 1998 pursuant to the Company's 1992 Stock Incentive Plan. Such shares are subject to vesting requirements, but the recipients are entitled to vote such shares upon their issuance. The amount of restricted stock for each individual is: Deming 15,637; Fox 7,818; Dawkins 7,818; Cosse 7,818; and Herman 3,909.
(4) This total includes shares also reported for others in this table because voting and investment power is shared or held under trust or partnership agreements. The amount of duplicate stock for each individual is: Deming 97,180 or .2%; C. H. Murphy, Jr. 1,550,691 or 3.4%; Michael W. Murphy
    233,186 or .5%; and R. Madison Murphy 1,666,885 or 3.7%.
(5) This total includes 50,818 shares of restricted stock, which includes the shares discussed in note 3 above and also shares of two officers not individually named.

  The only persons or entities known to the Company to be the owners of more than 5% of the Company's outstanding stock, as of December 31, 1998 (other than C. H. Murphy, Jr., 200 Jefferson Avenue, El Dorado, Arkansas, and R. Madison Murphy, 200 N. Jefferson Avenue, El Dorado, Arkansas, each of whose holdings are described on page 4), are: First United Trust Company, N.A., Main at Washington Streets, El Dorado, Arkansas; Capital Research and Management Company, 333 South Hope Street, Los Angeles, California; and Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts. First United Trust Company, N.A., a wholly owned subsidiary of First United Bancshares, Inc., has advised the Company that it, as trustee, exercised voting or investment power over 2,526,414 shares of the Company's Common Stock, representing 5.6% of the total outstanding. Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is deemed to be the beneficial owner of 6,224,000 shares of the Company's Common Stock, representing 13.8% of the total outstanding, as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Wellington Management Company, LLP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, exercises investment power over 2,478,500 shares of the Company's Common Stock, representing 5.51% of the total outstanding, as a result of acting as investment advisor to its clients.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Under the securities laws of the United States, the Company's directors and its executive officers are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. In 1998, all officers and directors satisfied their filing requirements except two Form 4's were not filed on a timely basis for Mr. Webster. A Form 5 has been filed for Mr. Webster which correctly reports his current ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1998, the Company purchased crude oil from Marmik Oil Company in the amount of $57,292 and from Munoco Company L.C. in the amount of $113,964. Marmik Oil Company is 89% owned by Michael W. Murphy and Munoco Company L.C. is an associate of William C. Nolan, Jr. Purchases from Marmik and Munoco were made at market prices on terms no more favorable than those offered by unaffiliated third party purchasers.

  During 1998, the Company paid a retainer for legal services to Hughes & Luce, L.L.P. of which Vester T. Hughes, Jr. is a partner. A retainer will also be paid to the firm in 1999.

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to the individual who served as the Company's chief executive officer during 1998 and the four other most highly compensated executive officers of the Company at the end of 1998 (collectively, the "Named Executives"):

                          Summary Compensation Table

                                                                Long-Term
                                                              Compensation
                               Annual Compensation              Awards(4)
                        --------------------------------- ---------------------   All
                                                Other     Restricted Securities  Other
                                                Annual      Stock    Underlying Compen-
  Name and Principal         Salary   Bonus  Compensation   Awards    Options   sation
       Position         Year ($)(1)  ($)(2)     ($)(3)      ($)(5)      (#)     ($)(6)
----------------------  ---- ------- ------- ------------ ---------- ---------- -------
Claiborne P. Deming     1998 591,668      --        --     495,000     25,000   57,417
President and Chief
 Executive Officer,     1997 537,508 363,000        --          --     60,000   40,614
Murphy Oil Corporation  1996 400,008 300,000    48,672     214,375     12,480   36,228
Herbert A. Fox, Jr.     1998 315,006  50,000        --     247,500     15,000   30,292
Vice President,         1997 293,336 175,000        --          --     30,000   21,556
Murphy Oil Corporation  1996 268,336 140,000    24,336     107,188      8,320   21,840
Enoch L. Dawkins        1998 325,002      --        --     247,500     15,000   31,581
President, Murphy
 Exploration &          1997 305,840 160,000        --          --     30,000   23,353
Production Company (a                                                           24,095
 100% subsidiary)       1996 280,834 165,000    34,766     107,188      8,320
Steven A. Cosse         1998 267,091      --        --     247,500     15,000   27,104
Senior Vice President
 and General            1997 244,168 130,000        --          --     30,000   17,929
Counsel, Murphy Oil
 Corporation            1996 231,670 135,000    17,383     107,188      8,320   18,704
Ronald W. Herman        1998 205,002      --        --     123,750      6,500   18,128
Controller,             1997 195,839  60,000        --          --     15,000   14,043
Murphy Oil Corporation  1996 185,672  60,000    17,383      53,594      5,200   14,462

--------
(1) Includes amounts of cash compensation earned and received by each listed officer as well as amounts earned but deferred at the election of the officer.
(2) Bonuses were awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported bonuses as a component of compensation expense in the prior year.
(3) Represents the amount of income tax reimbursements made by the Company in 1997 for restricted stock awards that vested in 1996.
(4) The number of outstanding stock options and restricted shares were adjusted in 1997 due to the spin-off of Deltic Timber Corporation on December 31, 1996. The number of Securities Underlying Options presented represents the number of options including the spin-off adjustments. The dollar amount shown for Restricted Stock Awards in 1996 represents the dollar value of the grant on the date granted, calculated on the number of restricted shares granted times the closing stock price on date of grant. These anti-dilution adjustments were intended to preserve the economic value of the stock options and restricted share awards at the time of the spin-off. In the case of stock options, the adjustment was calculated by multiplying the number of common shares under the original award by a factor of 1.04, and dividing the original exercise price by the same factor. The number of outstanding restricted shares were adjusted by multiplying the number of Company shares under the original award by 1.1274.
(5) Represents the closing stock price of unrestricted stock on date of grant ($49.50 on February 3, 1998 and $42.875 on February 6, 1996) times the number of restricted shares granted. Dividends are being paid on restricted stock at the same rate paid to all shareholders. Awards are subject to performance based conditions and are forfeited if grantee terminates for any reason other than retirement, death or full disability. None of the restricted stock awards vest in under five years from the date of grant. Based on the results of specified financial objectives, all of the restricted stock awards granted in 1994 were forfeited effective December 31, 1998, and one-half of restricted stock awards granted in 1992 were forfeited effective December 31, 1996. On December 31, 1998, Mr. Deming held a total of 15,637 nonvested restricted shares having a then current value of $645,026; Messrs. Fox, Dawkins and Cosse each held a total of 7,818 nonvested restricted shares having a then current value of $322,493; and Mr. Herman held a total of 3,909 nonvested restricted shares having a then current value of $161,246.
(6) The total amounts shown in this column for 1998 consist of the following:
    Mr. Deming: $27,415--Dividends on nonvested restricted stock; $29,174-- Company contributions to defined contribution plan; and $828--Benefit attributable to Company-provided term life insurance policy.
    Mr. Fox; $13,706--Dividends on nonvested restricted stock; $15,758--Company contributions to defined contribution plan; and $828--Benefit attributable to Company-provided term life insurance policy.
    Mr. Dawkins: $14,496--Dividends on nonvested restricted stock; $16,257-- Company contributions to defined contribution plan; and $828--Benefit attributable to Company-provided term life insurance policy.
    Mr. Cosse: $12,918--Dividends on nonvested restricted stock; $13,358-- Company contributions to defined contribution plan; and $828--Benefit attributable to Company-provided term life insurance policy.
    Mr. Herman: $7,050--Dividends on nonvested restricted stock; $10,250-- Company contributions to defined contribution plan; and $828--Benefit attributable to Company-provided term life insurance policy.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Shown below is information with respect to stock options exercised in fiscal 1998 and the fiscal year-end value of unexercised options for the Named
Executives:

                Aggregated Option Exercises in Last Fiscal Year
                           and FY-End Option Values

                                                     Number of Securities    Value of Unexercised In-
                                                    Underlying Unexercised   the-Money Options at FY-
                            Shares                   Options at FY-End (#)           End ($)*
                         Acquired on     Value     ------------------------- -------------------------
Name                     Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ------------ ----------- ------------- ----------- -------------
Claiborne P. Deming.....     997        $49,944      52,519       91,240      $186,926      $2,775
Herbert A. Fox, Jr......      --             --      12,480       49,160         1,850       1,850
Enoch L. Dawkins........      --             --      16,640       49,160        13,700       1,850
Steven A. Cosse.........      --             --      12,480       49,160         1,850       1,850
Ronald W. Herman........      --             --      12,480       24,100        34,181       1,156

--------
* Represents market value of underlying securities at year-end less the exercise price.

OPTION GRANTS

  Shown below is further information on grants of stock options pursuant to the 1992 Stock Incentive Plan during the fiscal year ended December 31, 1998 to the Named Executives:

                       Option Grants in Last Fiscal Year

                                        Individual Grants
                         ------------------------------------------------
                                           % of Total
                             Number of      Options
                            Securities     Granted to Exercise               Grant
                            Underlying     Employees  or Base                 Date
                              Options      in Fiscal   Price   Expiration   Present
Name                     Granted (#)(1)(2)    Year     ($/Sh)     Date    Value ($)(3)
----                     ----------------- ---------- -------- ---------- ------------
Claiborne P. Deming.....      25,000         8.01%     $49.75   02/03/08    $225,250
Herbert A. Fox, Jr......      15,000         4.81%      49.75   02/03/08     135,150
Enoch L. Dawkins........      15,000         4.81%      49.75   02/03/08     135,150
Steven A. Cosse.........      15,000         4.81%      49.75   02/03/08     135,150
Ronald W. Herman........       6,500         2.08%      49.75   02/03/08      58,565

--------
(1) No stock appreciation rights were granted in 1998.
(2) Options granted in 1998 vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of 10 years from the date of grant.
(3) Values were based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that value realized by the executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to certain variables and in 1998 included the following:

            . Risk-free rate of return    5.46%
            . Stock volatility           17.27%
            . Dividend yield              2.91%
            . Expected life of option   5 years

   Based on the Black-Scholes option pricing model, using the above assumptions, the options granted in 1998 have been valued at $9.01 per share as of the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Executive Compensation and Nominating Committee of the Board of Directors of the Company during 1998 were Messrs. Butler, Dembroski, Hart, C. H. Murphy, Jr., Michael W. Murphy, Nolan, and Webster and Ms. Theus.

  C. H. Murphy, Jr. was Chairman of the Board of the Company from June 1, 1972 to October 1, 1994. In 1998, the Company purchased crude oil from Marmik Oil Company in the amount of $57,292 and from Munoco Company L.C. in the amount of $113,964. Marmik Oil Company is 89% owned by Michael W. Murphy and Munoco Company L.C. is an associate of William C. Nolan, Jr. Purchases from Marmik and Munoco were made at market prices on terms no more favorable than those offered by unaffiliated third party purchasers.

COMPENSATION COMMITTEE REPORT FOR 1998

  The Executive Compensation and Nominating Committee (the "Committee") of the Board of Directors of the Company, which is comprised entirely of independent, outside directors, has prepared this Compensation Committee Report which describes the guiding principles followed by the Company in establishing its pay practices and reviews compensation decisions which were made during 1998 affecting the Named Executives.

Executive Compensation Philosophy and Principles

  The Company's executive compensation programs and plans are based on principles designed to align the interests of executives with those of stockholders and provide a direct link with the Company's values, objectives, business strategy and financial results. The following general guidelines have been adopted by the Committee and have been used as the basic architecture for all executive compensation and benefit arrangements for the Company:

 . All programs are directed toward attracting and retaining key executives who are critical to the long-term success of the Company and each of its business units and who exhibit a high degree of business responsibility, personal integrity and professionalism.

 . These programs are designed to reward executives for both the short-term and long-term achievements of Company and business unit objectives that lead to the enhancement of shareholder value.

 . All pay and benefit programs are intended to be competitive within each industry segment, with upside opportunity and downside risk linked to the achievement of annual and long-term performance objectives which are regularly reviewed and approved by the Committee.

  At the present time, executive compensation programs consist of base salary, an annual cash incentive plan and long-term incentives in the form of both stock options and performance-based restricted stock. The executive benefits that are offered are typical of those provided by others in the industry. Each of these compensation arrangements is briefly reviewed in the following section.

Base Salary Practices

  The Named Executives and other employees are compensated within established salary range guidelines that are generally based on similar positions in companies that are comparable to the Company in size, complexity, and industry orientation. The actual base pay level for each officer is based on a combination of experience, performance and other factors that are determined to be important by the Committee. Each year, the Company participates in salary surveys within each industry segment and from time to time uses the services of outside consultants to further supplement its competitive information. The petroleum industry survey in which the Company participates contains over 25 corporations that the Committee believes are representative of the Company's labor market for management talent. The survey is conducted by a major compensation consulting firm. Many of the companies in the survey group are included in the S&P Oil (Domestic Integrated) Index line on the performance graph as shown on page 11. The Committee generally targets the base salary of most officers to be at or near the median (50th percentile) of the competitive market. The actual salaries and the amount of increases for 1998 for the Named Executives were near the median levels of the salaries in the referenced survey. The base salary of most officers is reviewed annually, with the amount of any increases reflecting factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance. In determining base salary and increase in salaries, the most important criteria in the Committee's analysis are marketplace comparisons and individual performance. Overall corporate performance, including the Company's improvement in earnings and total shareholder return, were also considered by the Committee in making salary adjustments in 1998.

Annual Incentive Compensation Program

  The Company restructured its annual incentive compensation plan in 1996. The plan concept follows many of the precepts of economic value added and measures the Company's ability to earn a return on capital that exceeds the weighted average cost of capital as well as the improvement in the Company's return on capital. The specific performance measure used for the 1998 performance year was return on capital employed. The targeted level of return on capital employed was developed based upon a projection of the Company's weighted average cost of capital. All participants in the plan, including the Named Executives, were measured on this corporate-wide measure of Company performance. In 1998, the Company did not meet the minimum performance level of its return on capital employed performance target. As a result, the Named Executives received no annual incentive award for the 1998 plan year under the plan's formula; however, one Named Executive did receive a discretionary bonus for 1998.

Long-Term Incentive Compensation

  Under the 1992 Stock Incentive Plan (the "1992 Plan") as approved by the Company's stockholders, long-term incentives may be provided through stock options, stock appreciation rights and performance-based restricted stock, all designed to increase the stock ownership of management and link these key individuals directly to stockholders. All long-term incentive awards granted during 1998 were granted under the 1992 Plan. Where appropriate, the Committee uses the Black-Scholes option valuation model to determine the expected value of stock options. Under the 1992 Plan, the Committee may award up to one-half of one percent of the total issued and outstanding shares as of December 31 of the immediately preceding year for executive long-term incentives. The Plan also has a carryforward feature which allows the Committee to use unawarded shares from years that were below the one-half of one percent threshold to grant awards in a particular year that may exceed this utilization level. In 1998, the Company used this feature of the Plan and made grants which were 0.8% of total Company shares outstanding. The 1992 Plan provides that no more than 50% of the shares may be granted as incentive stock options, and no more than 50% can be granted as performance-based restricted stock.

  A stock option granted under the Plan gives the executive the right to purchase a specified number of shares of the Company's Common Stock at an option price equal to the market price on the date the option was granted. Options, which may be either nonqualified stock options or incentive stock options, vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of 10 years from the date of grant. The size of option grants awarded each year is based on competitive practices in general industry using comparative data provided by a major compensation consulting firm. The Company's stock option grants in 1998 were between the 25th and 50th percentile levels of general industry practices. In addition, the Committee considers the total number of grants each executive has been awarded in recent years in determining whether to grant additional stock options or performance-based restricted stock. Nonqualified stock options were granted in 1998 to all Named Executives; however, no stock appreciation rights were granted in 1998.

  On a biennial basis, the Company grants performance-based restricted shares to key executives, including the Named Executives. These restricted share grants are totally performance-based in that the restrictions will only be lifted and the shares earned in the event that the Company meets or exceeds its performance target. The performance target for restricted share grants is the Company's total shareholder return as compared to a selected peer group of integrated oil and gas companies over a five-year performance period. During this five-year performance period executives are extended voting and dividend rights on their restricted shares.

  The combination of nonqualified stock options and performance-based restricted stock grants are allocated on an approximate basis of 60% value in stock options and 40% value in performance-based restricted shares. The cumulative expected value of the total grants to Company executives in 1998 from both of the long-term incentive plan elements was equal to or less than the 50th percentile of competitive general industry practices.

  In 1997, the stockholders of the Company approved an amendment to the 1992 Plan to limit the number of awards to any one individual and to specify the performance criteria for performance-based restricted shares in compliance with Section 162(m) of the Internal Revenue Code.

Discussion of 1998 Compensation for the President and Chief Executive Officer

  Claiborne P. Deming served as President and Chief Executive Officer of the Company for the complete fiscal year 1998. During 1998, the Committee made the following determinations regarding Mr. Deming's compensation:

 . Mr. Deming received a base salary adjustment during 1998. With this salary adjustment, Mr. Deming's base salary approaches the median (50th percentile) of the competitive market as reported to the Committee by a major compensation consulting firm.

 . As noted earlier, the Company restructured its annual incentive compensation plan in 1996 to focus upon financial performance, as measured by return on capital employed, which should lead to the enhancement of shareholder value. As with other participants in the plan, Mr. Deming earned no annual incentive award for 1998 under the plan due to the Company's failure to meet the minimum performance level of its return on capital employed target.

 . In 1998, Mr. Deming received a grant of 25,000 nonqualified stock options at an exercise price of $49.75, which was the fair market value of the Company's stock on the date of the grant. These options will vest 50% two years from the date of grant and 100% three years from the date of grant. The option grant was made in recognition of both Mr. Deming's performance and that of the Company in 1997 and early 1998. Mr. Deming's grant was between the 25th and 50th percentiles of competitive practice based upon survey data provided by a major compensation consulting firm. The compensation consulting firm assisted the Committee in determining the size of the stock option grant to Mr. Deming and all other Company executives.

 . The Company granted performance-based restricted stock awards to selected executives in 1998, including Mr. Deming. Such grants are made biennially by the Company. The restricted share grants will be awarded, with a full lifting of the restrictions, only if the Company's total shareholder return over the ensuing five-year performance period as compared to selected peer companies meets or exceeds the established performance target. In 1998, Mr. Deming received a grant of 10,000 performanced-based restricted shares based on his performance in 1997 and early 1998.

  The Executive Compensation and Nominating Committee members during 1998 were Messrs. Butler, Dembroski, Hart, C. H. Murphy, Jr., Michael W. Murphy, Nolan, and Webster and Ms. Theus.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  The following line graph presents a comparison of the cumulative five-year shareholder returns (including the reinvestment of dividends) for the Company, the Standard and Poor's 500 Stock Index (S&P 500 Index) and the S&P Oil (Domestic Integrated) Index.

                        [PERFORMANCE GRAPH APPEARS HERE]

--------------------------------------------------------------------------------

                                     1993 1994 1995 1996 1997 1998
------------------------------------------------------------------
Murphy Oil Corporation               $100 $110 $110 $153 $172 $135
S&P 500 Index                         100  101  139  171  229  294
S&P Oil (Domestic Integrated) Index   100  105  119  151  180  146

--------------------------------------------------------------------------------
               Data are provided by Standard & Poor's Compustat.

RETIREMENT PLANS

  The following table shows the estimated annual pension benefit payable, at age 65, under Murphy Oil Corporation's Retirement Plan at December 31, 1998 for the salary and length of service indicated. The amounts shown are subject to reduction for social security benefits.

                Pension Plan Table--Murphy Oil Corporation Plan

                                     Years of Service
                   --------------------------------------------------------------------
Remuneration(/1/)     15          20          25          30          35          40
-----------------  --------    --------    --------    --------    --------    --------
    $150,000       $ 36,000    $ 48,000    $ 60,000    $ 72,000    $ 84,000    $ 96,000
     200,000         48,000      64,000      80,000      96,000     112,000     128,000
     250,000         60,000      80,000     100,000     120,000     140,000(2)  160,000(2)
     300,000         72,000      96,000     120,000     144,000(2)  168,000(2)  192,000(2)
     350,000         84,000     112,000     140,000(2)  168,000(2)  196,000(2)  224,000(2)
     400,000         96,000     128,000     160,000(2)  192,000(2)  224,000(2)  256,000(2)
     450,000        108,000     144,000(2)  180,000(2)  216,000(2)  252,000(2)  288,000(2)
     500,000        120,000     160,000(2)  200,000(2)  240,000(2)  280,000(2)  320,000(2)
     600,000        144,000(2)  192,000(2)  240,000(2)  288,000(2)  336,000(2)  384,000(2)
     700,000        168,000(2)  224,000(2)  280,000(2)  336,000(2)  392,000(2)  448,000(2)
     800,000        192,000(2)  256,000(2)  320,000(2)  384,000(2)  448,000(2)  512,000(2)
--------
(1) During 1998, the maximum compensation limit for qualified retirement plans, as established by the Internal Revenue Service, was $160,000
    ($160,000 also for 1999).
(2) Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 1998, the maximum benefit allowable was $130,000 ($130,000 also for 1999).

  A portion of the benefits shown above would be paid under the Company's
Supplemental Benefit Plan to the extent such benefits exceed legislative limitations.

  The credited years of service for Messrs. Deming, Fox, Cosse and Herman are twenty years, twenty-nine years, nineteen years and twenty-two years, respectively.

  As of January 1, 1992, employees of Murphy Exploration & Production Company, formerly named Ocean Drilling & Exploration Company (ODECO), began participating in the Company's plans. Prior to that time such employees participated in similar plans of ODECO. Employees of the Company or one of its 100% owned subsidiaries who were previously included in the ODECO Retirement
Plan may receive a benefit upon retirement which is based on a combination of the Company and ODECO plans. The following table indicates the estimated annual benefit computed on a straight life annuity basis payable, at age 65, under the ODECO plan for the salary and length of service indicated:

                        Pension Plan Table--ODECO Plan

                                     Years of Service
                   --------------------------------------------------------------------
Remuneration          15          20          25          30          35          40
------------       --------    --------    --------    --------    --------    --------
    $200,000       $ 59,352    $ 79,082    $ 98,812    $118,542    $138,272*    158,002*
     250,000         74,352      99,082     123,812     148,542*    173,272*    198,002*
     300,000         89,352     119,082     148,812*    178,542*    208,272*    238,002*
     350,000        104,352     139,082*    173,812*    208,542*    243,272*    278,002*
     400,000        119,352     159,082*    198,812*    238,542*    278,272*    318,002*

--------
*Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan.

  The above tables do not reflect any reductions in retirement benefits that would result from the selection of one of either plan's various available survivorship options nor the actuarial reductions required by the plans for retirement earlier than age 62.

  The credited years of service for Mr. Dawkins are thirty-three years.

  It is not feasible to calculate the specific amount attributable to the plans in respect to each employee. The Company had no required contributions to the retirement plans in 1998 and therefore no contributions were made.

APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors desires that the stockholders indicate their approval or disapproval of the Board's action in appointing KPMG LLP, Certified Public Accountants, as independent auditors of the Company for the year 1999. KPMG LLP has been serving the Company and its subsidiaries as independent auditors for many years. The firm has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so.

  In the event a majority of the stockholders voting should indicate disapproval of the appointment of KPMG LLP, the adverse vote will be considered as a directive to the Board of Directors to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 1999 will be permitted to stand unless the Board finds other good reason for making a change.

STOCKHOLDER PROPOSALS

  Stockholder proposals for the Annual Meeting of Stockholders in the year 2000 must be received by the Company at its executive offices on or before December 1, 1999 in order to be considered for inclusion in the proxy materials.

OTHER INFORMATION

  The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

  The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

  The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                                     Walter K. Compton
                                                         Secretary

El Dorado, Arkansas
March 30, 1999


              PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY
              IN THE ENCLOSED ENVELOPE. NO POSTAGE IS
              REQUIRED IF IT IS MAILED IN THE UNITED STATES
              OF AMERICA.

               PLEASE MARK VOTE IN OVAL USING DARK INK ONLY. [X]










The Board of Directors Recommends a Vote "FOR" Each of the Listed Proposals.

1. Election of Directors--
 B.R.R. Butler, G.S. Dembroski, C.P. Deming, H.R. Hart,V.T. Hughes, Jr., C.H. Murphy, Jr., M.W. Murphy, R.M. Murphy, W.C. Nolan, Jr., C.G. Theus, and L.C. Webster.

         For All                 Withhold All                 For All
           [_]                       [_]                        [_]

(Except Nominee(s) written below)
                                  -----------------------------------------

                                  -----------------------------------------


2. Approve the appointment of KPMG LLP as auditors.

           For                    Against                     Abstain
           [_]                      [_]                         [_]


                                                    Dated:              , 1999
                                                          --------------

                                          ------------------------------------

                                          ------------------------------------
                                                Please sign exactly as your
                                                name or names appear hereon.
                                                For joint ac-counts, each owner
                                                should sign. When signing as
                                                executor, administrator,
                                                attorney, trustee or guardian,
                                                etc., please give your full
                                                title. Please return promptly.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             /\FOLD AND DETACH HERE/\

                  [MURPHY OIL CORPORATION LOGO APPEARS HERE]

    PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 12, 1999

The stockholder(s) whose name(s) appears on the reverse side hereby appoints
R. Madison Murphy and Claiborne P. Deming, or each of them, as the stockholder's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on May 12, 1999, at 10:00 a.m., Central Daylight Time, and any adjournments thereof, as fully as the stockholder could if personally present.

     IMPORTANT -- This Proxy must be signed and dated on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSAL 2.

                                                    (continued on reverse side)